EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 4th day of October, 2005 between OccuLogix, Inc., a corporation incorporated under the laws of the State of Delaware (the “Corporation”), and Stephen Parks who resides at 160 Gwen Road in the City of Senatobia in the State of Mississippi (hereinafter referred as the ”Employee” or “Executive”).

WHEREAS, the Corporation and the Employee wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the Employee’s employment with the Corporation;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1.   Definitions

1.1. In this Agreement,
1.1.1. “Affiliate” has the meaning attributed to such term in Rule 405 of the Securities Act of 1933, as amended, as such rule exists on the date hereof;
1.1.2. “Agreement” means this agreement and all schedules attached to this agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to sections are to sections in this Agreement;
1.1.3. “Basic Salary” has the meaning attributed to such term in section 5.1;
1.1.4.  “Benefits” has the meaning attributed to such term in section 5.4;

1.1.5. “Business Day” means any day, other than Saturday, Sunday or any holiday on which the employees of the Corporation are not required to report for work;
1.1.6. “Change of Control” for the purposes of this Agreement shall be deemed to have occurred when:
1.1.6.1.  any Person, other than a Person or a combination of Persons presently owning, directly or indirectly, more than 20% of existing voting securities of the Corporation, acquires or becomes the beneficial owner of, or a combination of Persons acting jointly and in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;
1.1.6.2.  the Corporation merges with one or more corporations other than a Subsidiary or OccuLogix, L.P.;
1.1.6.3.  the Corporation sells, leases or otherwise disposes of all or substantially all of its assets and undertaking, whether pursuant to one or more transactions;
1.1.6.4.  any Person not part of existing management of the Corporation or any Person not controlled by the Corporation or by any Affiliate of the Corporation enters into any arrangement to provide management services to the Corporation which results in either: (i) the termination by the Corporation of the employment of any two of the Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Corporate General Counsel within three months of the date such arrangement is entered into for any reason other than Just Cause; or (ii) the termination by the Corporation for any reason other than Just Cause of the employment of all such senior executive personnel for any reason other than Just Cause within six months of the date that such arrangement is entered into; or
1.1.6.5.  the Corporation enters into any transaction or arrangement which would have the same or similar effect as the transactions referred to in sections 1.1.6.1, 1.1.6.2, 1.1.6.3 or 1.1.6.4 above.

1.1.7. “Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business or affairs of the Corporation or any of its Subsidiaries which the Corporation treats as confidential or proprietary;
1.1.8. "Disability” means the mental or physical state of the Employee such that the Employee has been unable, as a result of illness, disease, mental or physical disability or similar cause, to fulfill his obligations under this Agreement either for any consecutive six-month period or any six-month period (whether or not consecutive) in any consecutive 12- month period;
1.1.9. “Employment Period” has the meaning attributed to such term in section 4;
1.1.10 “Good Reason” means:
1.1.10.1. without the consent of the Employee, any material change or series of material changes in the responsibilities or status of the Employee with the Corporation, such that, immediately after such change or series of changes, the responsibilities and status of the Employee are materially diminished in comparison to his responsibilities and status immediately prior to such change or series of changes, except in connection with the termination of the Employee’s employment by the Corporation for Just Cause or in connection with the Employee's death, Disability or Retirement or a voluntary resignation by the Employee other than a resignation for Good Reason;
1.1.10.2. a reduction by the Corporation of more than ten percent in the Employee’s Salary as in effect on the date hereof or as the same may be increased from time to time;

1.1.10.3. the taking of any action by the Corporation which would materially adversely affect the Employee’s participation in the Corporation’s employee benefits plans, or otherwise materially reduce the Employee’s Benefits, and other similar plans in which the Employee is participating at the date hereof (or such other plans as may be implemented after the date hereof that provide the Employee with substantially similar benefits), or the taking of any action by the Corporation which would deprive the Employee of any material fringe benefit enjoyed by him at the date hereof; or
1.1.10.4. any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction.
1.1.11.	“Just Cause” means:
1.1.11.1. the failure of the Employee to properly carry out his duties after notice by the Corporation of the failure to do so and an opportunity for the Employee to correct the same within a reasonable time from the date of receipt of such notice; or
1.1.11.2. theft, fraud, dishonesty or misconduct by the Employee involving the property, business or affairs of the Corporation or its Subsidiaries or involving the carrying out of the Employee’s duties;
1.1.12. “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted;

1.1.13. “Restricted Period” means the one-year period immediately following the cessation of the Employee’s employment;
1.1.14. “Retirement” means retirement in accordance with the Corporation’s retirement policy from time to time;
1.1.15 “Subsidiary” has the meaning attributed to such term in Rule 405 of the Securities Act of 1993, as amended, as such rule is in effect on the date hereof;
1.1.16. “Year of Employment” means any 12-month period commencing on January 1, provided that for the purposes of this Agreement, the “First Year of Employment” shall be deemed to commence on October 13, 2005 and to end on December 31, 2005.

2.     Employment of the Employee

The Corporation shall employ the Employee, and the Employee shall serve the Corporation, in the position of Vice-President, Sales on the conditions and for the remuneration hereinafter set out. In such position, the Employee shall perform and fulfill such duties and responsibilities as the Corporation may designate from time to time. The Employee shall report to the President and Chief Operating Officer of the Corporation.

3.     Performance of Duties

During the Employment Period, the Employee shall faithfully, honestly and diligently serve the Corporation and its Subsidiaries as contemplated above. The Employee shall (except in the case of illness or accident) devote all of his working time and attention to his employment hereunder, except where expressly agreed by the President and Chief Operating Officer, and shall use his best efforts to promote the interests of the Corporation.

4.     Employment Period

The Employee’s employment under this Agreement shall, subject to section 8 and section 10, be for an indefinite term. Accordingly, the Corporation shall employ the Employee, and the Employee shall serve the Corporation, as an employee in accordance with this Agreement for the period beginning October 13, 2005 and ending on the effective date the employment of the Employee under this Agreement is terminated in accordance with section 8.2 or section 10 (the “Employment Period”).

5.     Remuneration

5.1. Basic Remuneration. The Corporation shall pay the Employee a gross salary minus applicable deductions and withholdings, in respect of each Year of Employment in the Employment Period, of $200,000 (the “Basic Salary”), payable in equal installments according to the Corporation's regular payroll practices. The Basic Salary shall, in the sole and absolute discretion of the board of directors of the Corporation, be subject to an increase on the basis of an annual review. The Basic Salary shall be prorated in respect of the First Year of Employment such that the Employee shall be entitled to, and the Corporation shall be required to pay, in respect of the First Year of Employment, only that proportion of the Basic Salary that the number of days in the First Year of Employment is to 365.

5.2 Bonus Remuneration. The Executive shall, in respect of each Year of Employment during the Employment Period, receive bonus remuneration, in accordance with the terms and conditions outlined in Schedule 5.2.

5.3. Stock Options. The Employee shall during the Employment Period, receive such stock options, if any, as the board of directors of the Corporation, in its sole and absolute discretion may, pursuant to the terms of the Corporation’s stock option plan, authorize. The Employee hereby receives, in respect of the First Year of Employment, stock options as outlined in Schedule 5.3.

5.4. Benefits. The Corporation shall provide to the Employee, in addition to Basic Salary, the benefits (the “Benefits”’) described in the Corporation’s employee benefit booklet, from time to time, and such Benefits will be provided in accordance with, and subject to, the terms and conditions of the applicable plan relating thereto in effect from time to time and subject to change at any time in the sole discretion of the Corporation.

5.5. Pro Rata Entitlement in the Event of Termination. If the Employee’s employment is terminated pursuant to section 8 or section 10 or if the Employee dies during the Employment Period, the Employee shall be entitled to receive in respect of his entitlement to Basic Salary, and the Corporation shall be required to pay in respect thereof, only that portion of the Basic Salary, in respect of the Year of Employment in which the effective date of the termination of employment or the date of death occurs, that (i) the number of days elapsed from the commencement of such Year of Employment to the effective date of termination or the date of death is to (ii) 365.

6.     Expenses

Subject to the terms of the Corporation’s expense policy, the Corporation shall pay, or reimburse the Employee for, all authorized and appropriate travel and out-of-pocket expenses reasonably incurred or paid by the Employee in the performance of his duties and responsibilities, upon presentation by the Employee of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require.

7.     Vacation

The Employee shall be entitled, during each full Year of Employment during the Employment Period, to vacation with pay of four weeks. Vacation shall be taken by the Employee at such time as may be acceptable to the Corporation. Except with the prior written consent of the President and Chief Operating Officer, (i) no more than two weeks of vacation shall be taken consecutively and (ii) the vacation entitlement earned in a Year of Employment is subject to any carryover provisions as stated in the Corporation’s vacation policy. Notwithstanding the foregoing, in the event that the Employee’s employment is terminated pursuant to section 8 or section 10, the Employee shall not be entitled to receive any payment in lieu of any vacation to which he was entitled and which had not already been taken by him.

8.     Termination

8.1. Notice.  The Employee’s employment may, subject to section 10 hereof, be terminated at any time:
8.1.1 by the Corporation without prior notice and without obligation to the Employee for reasons of Just Cause;
8.1.2. by the Corporation for any reason other than Just Cause, including the occurrence of Disability;
8.1.3. or by the Employee on one month’s prior written notice to the Corporation.

The Employee’s employment shall be automatically terminated, without further obligation to the Employee, in the event of his death.

8.2. Effective Date. The effective date on which the Employee’s employment shall be terminated shall be:
8.2.1. in the case of termination under section 8.1.1, the day the Employee is deemed, under section 17, to have received notice from the Corporation of such termination;
8.2.2. in the case of termination under section 8.1.2, on the date of the event giving rise to the termination;

8.2.3 in the case of termination under section 8.1.3, on the date one month after notice to the Corporation; and
8.2.4. in the event of the death of the Employee, on the date of his death.

9.	Rights of Employee on Termination and Lump Sum Payment

Where the Employee’s employment under this Agreement has been terminated by the Corporation under section 8.1.2, the Employee shall be entitled, upon providing to the Corporation appropriate releases acceptable by the Corporation, to receive from the Corporation, in addition to accrued but unpaid Salary, if any, a lump sum payment equal to twelve (12) months’ of his Basic Salary and 2.5 percent of his Basic Salary in respect of his entitlement to Benefits, less any amounts owing by the Employee to the Corporation for any reason.
Except as provided above in this section and subject to section 10, where the Employee’s employment has been terminated by the Employee or by the Corporation for any reason, the Employee shall not be entitled to receive any payment as severance pay, in lieu of notice, or as damages. Except as to any entitlement as provided above and subject to section 10, the Employee hereby waives any claims that the Employee may have against the Corporation for or in respect of severance pay, or in account of loss of office or employment or damages in lieu thereof.

10.	Change of Control

10.1. Termination of Employment by the Corporation for Just Cause. Following a Change of Control, the Corporation may terminate the Employee’s employment at any time without notice or further obligations to the Employee under this Agreement for reasons of Just Cause. Following a Change of Control, the Employee shall not be deemed to have been terminated for Just Cause unless and until there has been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board of directors of the Corporation (excluding the Employee if the Employee is, at the relevant time, a director of the Corporation) at a meeting of the board called and held for the purpose (after reasonable notice to the Employee), finding that in the good faith opinion of the Board, the Employee’s conduct constituted Just Cause and specifying the particulars thereof. The date on which the copy of such resolution is given to the Employee shall be the effective date of any termination pursuant to this section 10.1.

10.2. Termination of Employment Without Just Cause or for Good Reason. If at any time within 24 months following a Change of Control, the Employee’s employment is terminated (i) by the Corporation other than for Just Cause or (ii) by the Employee for Good Reason, the following provisions shall apply and the provisions of section 8 and section 9 shall not apply:

10.2.1. the Employee shall be entitled to receive, and the Corporation shall pay to the Employee immediately following termination, a lump sum amount equal to twelve (12) months of the Employee’s Basic Salary, less applicable deductions and withholdings;
10.2.2. the Employee shall be entitled to receive, and the Corporation shall pay to the Employee immediately following termination, a cash amount equal to 2.5 percent of his Basic Salary in lieu of continued benefit coverage; and
10.2.3. if at the date of termination of the Employee’s employment, the Employee holds options for the purchase of shares under a share option plan or otherwise, all options so held shall, notwithstanding the terms of the Corporation’s share option plan or of the agreement governing the Employee’s options, (i) immediately vest to the extent they have not already vested at such date; and (ii) (A) for a period of two years following the Employee’s date of termination continue to be held on the same terms and conditions as if the Employee continued to be employed by the Corporation or (B) if the Employee so elects in writing within 90 days after the date of termination, be purchased by the Corporation at a cash purchase price equal to the amount by which the aggregate “fair market value” of the shares subject to such options exceeds the aggregate option price for such shares, provided that for this purpose, “fair market value” means the higher of (i) the weighted average of the closing prices for the shares of the same class of the Corporation on the principal securities exchange (in terms of volume of trading) on which such shares are listed at the time of termination for each of the last ten days prior to such time on which such shares traded on such securities exchange and (ii) if the Change of Control involved the purchase and sale of such shares, the average value of the cash consideration paid to the shareholders of the Corporation in connection with the transactions resulting in the Change of Control.

For purposes of this Agreement, the Employee’s employment shall be deemed to have been terminated following a Change of Control by the Corporation without Just Cause or by the Executive with Good Reason, if: (i) the Employee’s employment is terminated by the Corporation without Just Cause prior to a Change of Control and such termination was at the request or direction of a Person who has entered into an agreement with the Corporation or any shareholder of the Corporation, the consummation of which would constitute a Change of Control; (ii) the Employee terminates his employment with Good Reason prior to a Change of Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Corporation or any shareholder of the Corporation, the consummation of which would constitute a Change of Control; or (iii) the Employee’s employment is terminated by the Corporation without Just Cause prior to a Change of Control and the Employee reasonably demonstrates that such termination is otherwise in connection with, or in anticipation of, a Change of Control which actually occurs. For greater certainty, this section 10.2 does not apply in the event of the termination of the employment of the Employee (1) as a result of death, Disability or Retirement of the Employee or (2) by the Corporation for Just Cause or (iii) by the Employee without Good Reason.

10.3 Limitation on Payments Following a Change in Control

Notwithstanding any other provision of this Agreement, if any payment to or for the benefit of the Employee under this Agreement either alone or together with other payments to or for the benefit of the Employee would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Corporation under Section 280G of the Code for any such payments. The amount and method of any reduction in the payments under this Agreement pursuant to this Section 10.3 shall be as reasonably determined by the Compensation Committee of the board of directors of the Corporation.

11.     No Obligation to Mitigate

  The Employee shall not be required to mitigate any damages or losses arising from any termination of this Agreement by seeking other employment or otherwise, nor (except as specifically provided herein) shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer after termination or otherwise.

12.     Non-Competition

  The Employee shall not, either during the Employment Period or the Restricted Period, within the United States of America or Canada, directly or indirectly, in any manner whatsoever, including, without limitation, individually, or in partnership, jointly or in conjunction with any other Person, or as an employee, principal, agent, director or shareholder:

12.1.   be engaged in any undertaking;
12.2.	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in, or in respect of, the business of any Person which carries on a business; or
12.3.	advise, lend money to or guarantee the debts or obligations of, or permit the use of the Employee’s name or any parts thereof by, any Person which carries on a business;
which is the same as, or substantially similar to, or which competes with or would compete with, the business carried on during the Employment Period or at the end thereof, as the case may be, by the Corporation or any of its Subsidiaries.

Notwithstanding the foregoing, nothing herein shall prevent the Employee from owning not more than 5% of the issued and outstanding shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States, which carries on a business which is the same as, or substantially similar to, or which competes with or would compete with, the business of the Corporation or any of its Subsidiaries.

13.     No Solicitation of Customers

    The Employee shall not, either during the Employment Period or the Restricted Period, directly or indirectly, contact or solicit any patients or customers of the Corporation or any of its Subsidiaries for the purpose of selling to any patients or customers of the Corporation any products or services which are the same as or substantially similar to, or in any way competitive with, the products or services sold by the Corporation or any of its Subsidiaries during the Employment Period or at the end thereof, as the case may be.

14.     No Solicitation of Employees

  The Employee shall not, either during the Employment Period or the Restricted Period, directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or any of its Subsidiaries or induce or solicit, or attempt to induce, any such person to leave his/her employment.

15.    Confidentiality

   The Employee shall not, either during the Employment Period or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information, provided, however, that nothing in this section 15 shall preclude the Employee from disclosing or using Confidential Information if:

15.1. the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or
15.2. disclosure of the Confidential Information is required to be made by any law, regulation or governmental body or authority or by court order.

The Employee acknowledges and agrees that the obligations under this section 15 are to remain in effect in perpetuity and shall exist and continue in full force and effect, notwithstanding any breach or repudiation, or alleged breach or repudiation, by the Corporation of this Agreement.

16.     Remedies

  The Employee acknowledges that a breach or threatened breach by the Employee of the provisions of any of sections 12 to 15 inclusive will result in the Corporation and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Employee agrees that the Corporation shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

17.     Notices

  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand delivery as hereinafter provided, except that any notice of termination by the Corporation under section 8 or section 10 shall be hand delivered or given by registered mail. Any such notice or other communication, if mailed by prepaid first-class mail at any time, other than during a general discontinuance of postal service due to strike, lockout or other reasons, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof or, if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office or, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending or, if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section 17. Notices and other communications shall be addressed as follows:

a) if to the Employee:

Stephen Parks
160 Gwen Road
Senatobia, MS 38668
U.S.A.

b) if to the Corporation:

OccuLogix, Inc.
2600 Skymark Ave., Bldg. 9, Suite 201
Mississauga, Ontario
L4W 5B2
Canada

Attention:  Chief Executive Officer
Telecopier number: (905) 602-7623

18.     Headings

      The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.     Invalidity of Provisions

      Each of the provisions contained in this Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

20.     Entire Agreement

 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Employee’s employment by the Corporation and any rights which the Employee may have by reason of any such prior agreement or by reason of the Employee’s prior employment, if any, by the Corporation. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

21.	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.     Currency

  Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in U.S. currency.

23.     Governing Law

  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

24.     Counterparts

  This Agreement may be signed in counterparts, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

25.     Acknowledgment

The Employee acknowledges that:

25.1. the Employee has had sufficient time to review and consider this Agreement thoroughly;
25.2. the Employee has read and understands the terms of this Agreement and the Employee’s obligations hereunder;
25.3. the Employee has been given an opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement; and
25.4. this Agreement is entered into voluntarily and without any pressure, and the Employee’s continued employment, if applicable, has not been made conditional upon execution of this Agreement by the Employee.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.
_______________________________ Witness

Stephen Parks

OCCULOGIX, INC.
By:
Elias Vamvakas
Chairman and Chief Executive Officer

SCHEDULE 5.2

Bonus Remuneration

In respect of each Year of Employment during the Employment Period, the Employee shall be entitled to receive a maximum of 100 percent of his Basic Salary as bonus remuneration based upon performance criteria agreed upon by the President and Chief Operating Officer and the Chief Executive Officer and approved by the Compensation Committee of the board of directors of the Corporation. In respect of the First Year of Employment, the Employee will be entitled to a bonus payment, if any, prorated to the proportion that the number of days in the First Year of Employment is to 365.

SCHEDULE 5.3

Stock Options

The Employee hereby receives 200,000 options entitling him to purchase 200,000 shares of common stock of the Corporation. Such options have the following terms and conditions: (1) the exercise price per share shall be equal to the NASDAQ closing price of the Corporation’s common stock on the date hereof, being the date of grant; (2) such options shall become exercisable at the rate of 33 1/3 percent on each anniversary of the date of grant and, subject to (4) below, shall expire on the tenth anniversary of the date of grant; (3) such options shall be subject to an option agreement, to be entered into forthwith by the Employee and the Corporation and to be effective as of the date of grant, which shall contain terms and conditions substantially similar to those of options granted to date under the Corporation’s 2002 Stock Option Plan (the “Definitive Option Agreement”) (other than, for greater certainty, in those respects that are described specifically in this Schedule 5.3); and (4) such options shall expire automatically if the Definitive Option Agreement is not executed and delivered by the Employee and the Corporation on or before October 31, 2005.

In addition to the above, the Employee hereby receives 100,000 options to purchase 100,000 shares of common stock of the Corporation. Such options have the following terms and conditions: (1) the exercise price per share shall be equal to the NASDAQ closing price of the Corporation’s common stock on the date hereof, being the date of grant; (2) such options shall not become exercisable unless the Corporation achieves a minimum of $250 million of aggregate net sales over four consecutive fiscal quarters occurring prior to January 1, 2011, net of marketing discounts, volume discounts, sales discounts and other like discounts, and, provided that such condition is fulfilled, shall become exercisable on the date that the board of directors of the Corporation approves the unaudited or audited financial statements of the Corporation covering the last of the aforementioned four consecutive fiscal quarters; (3) such options shall be subject to the Definitive Option Agreement; (4) subject to (5) below, such options shall expire on the earlier of (i) January 1, 2011 and (ii) the tenth anniversary of the date of grant; and (5) such options shall expire automatically if the Definitive Option Agreement is not executed and delivered by the Employee and the Corporation on or before October 31, 2005.